Exhibit 6
Extraordinary Report
January 27, 2009
Rule 802 Legend
This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

(Translation)

[COVER]

Document to be filed:	Extraordinary Report

Filed with:	Director-General of Kanto Finance Bureau

Date of filing:	January 27, 2009

Name of Issuer:	Yukijirushi Nyugyo Kabushiki Kaisha

English name:	Snow Brand Milk Products Co., Ltd.

Name and title of Representative:	Tadaaki Kohnose
President and Representative Director

Place at which the head office is located:	1-1, Naebo-cho 6-chome, Higashi-ku, Sapporo City

Telephone number:	Sapporo (704) 2166

Administrative person to contact:	Katsura Kobayashi
General Manager, Business Management Group, Hokkaido Branch

(Note) The above-listed place of head office is a registered address. The actual operations of the head office are run at the following place.

Nearest contact address:	13, Honshio-cho, Shinjuku-ku, Tokyo

Telephone number:	Tokyo (3226) 2114

Administrative person to contact:	Takao Kanemoto
Section Manager, Accounting Section, Finance Department

Place for public inspection:	Snow Brand Milk Products Co., Ltd., Tokyo Headquarters
(13, Honshio-cho, Shinjuku-ku, Tokyo)

Tokyo Stock Exchange, Inc.
(2-1, Nihombashi Kabuto-cho, Chuo-ku, Tokyo)

Sapporo Securities Exchange
(14-1, Minami-Ichijo-Nishi 5-chome, Chuo-ku, Sapporo City)

1 [Reason for the filing]
     Snow Brand Milk Products Co., Ltd. (the “Company”) and Nippon Milk Community Co., Ltd. (“Nippon Milk Community”) reached a final agreement to establish a joint holding company through a share transfer and at the meetings of their respective Boards of Directors held on January 27, 2009, resolved to conclude an “Integration Agreement” concerning the share transfer. Accordingly, an extraordinary report is hereby filed pursuant to the provisions of Article 24-5, paragraph 4 of the Financial Instruments and Exchange Law of Japan and Article 19, paragraph 2, item 6-3 of the Ordinance of the Cabinet Office Concerning Disclosure of Corporate Information, Etc.
2 [Details of the Report]
(1) If, for the purpose of the share transfer, any company other than the Company becomes a share transfer wholly owned subsidiary, the matters concerning such any company becoming a share transfer wholly owned subsidiary are described below:
(i)	Trade name, location of the head office, name of the representative, capital, net assets, total assets and content of business:

1)	Trade name:	Nippon Milk Community Co., Ltd.
2)	Location of the head office:	10-5, Tomihisa-cho, Shinjuku-ku, Tokyo
3)	Name of the	Minoru Obara
	representative:	President and Representative Director
4)	Capital:	¥14,188 million	(as of March 31, 2008)
5)	Net assets:	¥29,977 million	(Consolidated, as of March 31, 2008)
		¥26,101 million	(Non-consolidated, as of March 31, 2008)
6)	Total assets:	¥117, 898 million	(Consolidated, as of March 31, 2008)
		¥109,445 million	(Non-consolidated, as of March 31, 2008)
7)	Content of business:	Manufacture and sale of milk and dairy products, etc.
(ii)	Net sales, operating income, recurring income and net income for each of the last three fiscal years:

(Consolidated)	(Million yen)

	Year ended March	Year ended March	Year ended March
Fiscal year	31, 2006	31, 2007	31, 2008
Net sales	248,568	247,875	247,079
Operating income	5,226	3,967	3,024
Recurring income	5,095	3,950	3,199
Net income	7,073	4,013	2,398

(Non-consolidated)	(Million yen)

	Year ended March	Year ended March	Year ended March
Fiscal year	31, 2006	31, 2007	31, 2008
Net sales	221,533	219,552	219,489
Operating income	4,034	3,023	2,334
Recurring income	4,147	3,069	2,561
Net income	6,759	3,839	2,012
As Article 444, paragraph 3 of the Corporation Law of Japan is not applicable to Nippon Milk Community, its consolidated financial data listed in (i) and (ii) above has not been subjected to audits of account auditors.

(iii)	Major shareholders and their shareholding ratios:
1)	Shares of common stock

(as of March 31, 2008)

Ratio of the number of shares
held to the total number of
Major shareholder	issued shares
The National Federation of Agricultural Cooperative Associations	40.00%
Snow Brand Milk Products Co., Ltd.	30.00%
The National Federation of Dairy Co-operative Associations	20.00%
The Norinchukin Bank	10.00%
2)	Class-A class shares

(as of March 31, 2008)

Ratio of the number of shares held to the total
Major shareholder	number of issued shares
The Norinchukin Bank	100.00%
(iv)	Capital relationship, human resource relationship and transactional relationship with the Company:

Capital relationship:	The Company holds 3,150,000 shares of common stock of Nippon Milk Community.

Human resource relationship:	One Director of the Company concurrently serves as an outside Director of Nippon Milk Community.

Transactional relationship:	Sales transactions are conducted between the Company and Nippon Milk Community with respect to products and raw materials.

(2) Purpose of the share transfer:
     In the dairy industry, the gap of supply of and demand for raw milk and dairy products has been widening violently due to erratic fluctuations of prices of resources and foods globally and the subsequent stagnant dairy production in Japan, among other causes. With regard to food consumption, needs of consumers for food have been diversifying as they have become more sensitive about food safety and security and more health-conscious.
     The new corporate group to be established by the business integration is intended to nurture a new “milk” community, together with consumers and dairy farmers in the circumstances where consumers’ perceptions and behaviors are changing and the stability of the dairy infrastructure in Japan and the improvement of its food self-sufficiency ratio have become social issues.
     Nippon Milk Community and the Company, which have maintained cooperation in their operations, have held discussions continuously on further strengthening of such cooperation with the aim of implementing their growth strategies steadily while responding to abrupt changes in the environment.
     During the course of the discussions, Nippon Milk Community and the Company have determined that both companies have a mutually complementary relationship in many aspects in respective phases of research and development, procurement of raw materials, product development, production and marketing and that they will be able to enhance their corporate values by not only strengthening cooperation but making use of their management resources in an integrated manner through business integration.
     The new corporate group to be established by the business integration will establish an autonomous product-mix and strengthen its capabilities to respond to the global market and changes in supply of and demand for raw milk. The new corporate group will also establish the business infrastructure necessary to add new values, such as product development and the expansion of its target market.
     Furthermore, the new corporate group will promote more effective use of the development and technological capabilities of Nippon Milk Community and the Company with regard to milk in general and strengthen its capabilities of developing new products that may create new values, such as products for increasing raw-milk consumption and high-value added products.
     With regard to the brand strategies and marketing activities pursued independently by Nippon Milk Community and the Company, the new corporate group will employ any good part thereof and pursue a “Category No. 1” strategy. The new corporate group will also enhance competiveness by integrating their administrative divisions and making investment in plant and equipment and the distribution of personnel in priority areas.
     The Company faced financial difficulties due to certain events in the past and consequently, separated off milk business for consumers. Since then, it has specialized in dairy product business. Nippon Milk Community, on the other hand, was incorporated through business integration of Zenkoku Nokyo Chokuhan Kabushiki Kaisha, which was a subsidiary of The National Federation of Agricultural Cooperative Associations (“Zen-Noh”), Japan Milk Net Kabushiki Kaisha, which was a subsidiary of The National Federation of Dairy Co-operative Associations (“ZENRAKUREN”), and the milk business for consumers separated off from the

Company.
     Since then, Nippon Milk Community and the Company, with much support of all related parties, including dairy farmers and consumers and based on safety and security, which are the basis points of any food maker, have revised their product quality assurance systems and compliance systems comprehensively and exerted their efforts to develop business focused on “milk”.
     Through integration of Nippon Milk Community, whose major shareholders are producer associations, and the Company with the foundation spirit of “Wholesome Earth & Healthy People”, the new corporate group will emphasize a managerial focus persistently on “milk” and enhance the values of domestic raw milk and dairy products, whereby contributing to keeping consumers smiling and healthy.
(3) Method of the share transfer, details of the allocation in the share transfer and details of the share transfer plan:
(i)	Method of the share transfer:

The Company and Nippon Milk Community are scheduled to make a joint share transfer as of October 1, 2009 (expected), whereby making all of the issued shares of the Company and Nippon Milk Community acquired by the joint holding company to be incorporated and simultaneously allocating to the shareholders of the Company and Nippon Milk Community new shares to be issued by the joint holding company upon the share transfer. However, should any unavoidable event occur in the course of the procedures hereafter, the Company and Nippon Milk Community may change the above schedule upon mutual consultation.

(ii)	Details of the allocation in the share transfer and details of the share transfer plan:
i)	Details of the allocation in the share transfer (Share Transfer Ratio):
The ratio of the number of shares of common stock of the joint holding company to be allocated to the respective shares of the Company and Nippon Milk Community upon the share transfer (the “Share Transfer Ratio”) shall be as follows:

			Nippon Milk	Nippon Milk
			Community	Community
	Joint holding		Shares of common	Class-A class
Company name	company	The Company	stock	shares
Share Transfer Ratio	1.0	0.2	0.48	0.96
(Note 1)	0.2 shares of common stock of the joint holding company will be allocated and delivered per share of common stock of the Company, and 0.48 shares of common stock of the joint holding company will be allocated and delivered per share of common stock of Nippon Milk Community. 0.96 shares of common stock of the joint holding company will be allocated and delivered per Class-A class share of Nippon Milk Community. If the number of shares of the joint holding company which must be delivered to a shareholder of the Company or Nippon Milk Community through the share transfer includes any fraction of one share, the joint holding company will, pursuant to Article 234 of the Corporation Law of Japan and other relevant laws or ordinances, pay the relevant shareholder a cash amount corresponding to the fractional shares attributed to such fraction.

Should any material change occur in the conditions forming the basis of the calculation, the Company and Nippon Milk Community may change the above Share Transfer Ratio upon mutual consultation.

As mentioned above, 0.2 shares of common stock of the joint holding company will be allocated and delivered per share of common stock of the Company. While the number of shares constituting one unit of shares of the Company is currently 500 shares, that of the joint holding company will be 100 shares. Hence, the number of voting rights of the shareholders of the Company will not change before or after the share transfer.

(Note 2)	Number of new shares to be delivered by the joint holding company through the share transfer (expected):

70,864,307 shares of common stock

The above-listed number of shares of common stock has been calculated based on the total number of issued shares of the Company (303,802,153 shares) as of September 30, 2008, the total number of issued shares of common stock of Nippon Milk Community (10,500,000 shares) as of March 31, 2008, and 5,600,000 Class-A class shares of Nippon Milk Community obtained by deducting from the total number of its issued Class-A class shares (10,000,000 shares) as of March 31, 2008, 4,400,000 Class-A class shares expected to be acquired and cancelled no later than the day immediately preceding the effective date of the share transfer (the “Effective Date of Share Transfer”).

However, the Company plans to cancel all shares of treasury stock, currently held or to be acquired hereafter, to the extent they can be cancelled practicably, as of the day immediately preceding the Effective Date of Share Transfer. Accordingly, 1,560,618 shares of treasury stock of the Company held as of September 30, 2008 have not been included in calculating the above number. As the number of shares of treasury stock to be actually cancelled remains undecided at present, the above number of new shares to be delivered by the joint holding company may change.
ii)	Schedule of the share transfer:

January 27, 2009:	Meeting of the Board of Directors to approve of the conclusion of the Integration Agreement (both companies)

January 27, 2009:	Conclusion of the Integration Agreement (both companies)

March 31, 2009:	Record date for the Ordinary General Meeting of Shareholders (both companies)

April 9, 2009 (expected):	Meeting of the Board of Directors to resolve the

share transfer (both companies)

April 9, 2009 (expected):	Preparation of a share transfer plan (both companies)

June 24, 2009 (expected):	Ordinary General Meeting of Shareholders to approve of the share transfer plan (both companies)

June 24, 2009 (expected):	General Meeting of Holders of Class Shares to approve of the share transfer plan (Nippon Milk Community)

September 25, 2009 (expected):	Date of delisting of shares from the Tokyo Stock Exchange

September 25, 2009 (expected):	Date of delisting of shares from the Sapporo Securities Exchange

October 1, 2009 (expected):	Date of registration of incorporation of the joint holding company (effective date)

October 1, 2009 (expected):	Date of listing of shares of the joint holding company
However, should any unavoidable event occur in the course of the procedures hereafter, the Company and Nippon Milk Community may change the above schedule upon mutual consultation.

iii)	Details of the share transfer plan:

The share transfer plan will be drawn up promptly upon mutual consultation between the Company and Nippon Milk Community and will be approved by their respective Boards of Directors as soon as it is determined.

(4)	Basis of calculations of the details of the allocation in the share transfer:

(i)	Basis of calculations:

In order to ensure the fairness of the calculations of the Share Transfer Ratio in the share transfer, the Company and Nippon Milk Community appointed Daiwa Securities SMBC Co. Ltd. (“Daiwa Securities SMBC”) and PwC Advisory Co., Ltd. (“PwC Advisory”), respectively, as their financial advisors for the business integration, requested them to conduct calculations of the Share Transfer Ratio and obtained Share Transfer Ratio calculation reports from Daiwa Securities SMBC and PwC Advisory, respectively.

Daiwa Securities SMBC calculated the Share Transfer Ratio based on the discounted cash flow method (the “DCF method”) and market price method with regard to the Company, and based on the DCF method and comparable company method with regard to Nippon Milk Community. With regard to Nippon Milk Community, Daiwa Securities SMBC calculated the value of its shares based on the DCF method and comparable company method, distributed the value so calculated between the value of its shares of common stock and the value of its Class-A class shares by reference to the terms and conditions of the Class-A class shares (such as the ratio of conversion to shares of common stock and rights to request acquisition in cash) and determined the Share Transfer Ratios by taking into consideration the result of such analyses comprehensively.

DCF method: To make multidimensional evaluations based on the financial forecasts of both companies, the DCF method was employed as one of the income-approach evaluation methods.

Market price method: As the shares of common stock of the Company are listed on the Tokyo Stock Exchange and the Sapporo Securities Exchange and the stock prices thereof are available, the market price method was employed as one of the market-approach evaluation methods. In consideration of the trading conditions of the shares of common stock of the Company, the respective volume weighted average prices of the shares for the periods of one month from December 27, 2008 through January 26, 2009, three months from October 27, 2008 through January 26, 2009 and six months from July 27, 2008 through January 26, 2009 were used.

Comparable company method: As the shares of Nippon Milk Community are not listed on any stock exchange and no stock price thereof is available, the comparable company method was employed as one of the market-approach evaluation methods in lieu of the market price method.
The results of the calculations under those methods are as listed below (the ranges of the Share Transfer Ratios are those calculated for the shares of common stock and Class-A class shares of Nippon Milk Community per 0.2 shares of common stock of the Company):

		Share Transfer	Share Transfer
		Ratio for shares of	Ratio for Class — A
	Calculation method	common stock	class shares
Share Transfer Ratio	DCF method	0.39 — 0.53	0.78 — 1.06
Market price method:
	Comparable company method	0.43 — 0.63	0.86 — 1.27
For the purpose of the calculation of the Share Transfer Ratio, Daiwa Securities SMBC primarily relied upon information furnished by the Company and Nippon Milk Community and information that was publicly available in their original form. In using such information and materials, Daiwa Securities SMBC assumed the accuracy and completeness of all such information and materials and did not independently verify such accuracy and completeness. Daiwa Securities SMBC did not independently value, appraise or assess the assets and liabilities (including any contingent liabilities) of both companies and their affiliated companies, and did not analyze or assess any individual asset or liability thereof, either. In addition, Daiwa Securities SMBC assumed that the information used to develop the financial forecasts of both companies was reasonably prepared based on the best estimates of and judgments by the management of both companies. The calculation of the Share Transfer Ratio by Daiwa Securities SMBC reflects information which was current as of January 26, 2009.
PwC Advisory calculated the Share Transfer Ratio based on the market price analysis and DCF analysis with regard to the Company, a listed company, and based on the comparable companies analysis and DCF analysis with regard to Nippon Milk Community, an unlisted company. With regard to Nippon Milk Community, PwC

Advisory determined the Share Transfer Ratios of its shares of common stock and Class-A class shares by taking into consideration the aggregate value of its shares (a total of shares of common stock and Class-A class shares) calculated based on the comparable companies analysis and DCF analysis method, the various terms and conditions of the Class-A class shares (such as the distribution of residual assets, requests for conversion to shares of common stock and compulsory conversion) provided for in its Articles of Incorporation and the particulars of the acquisition of Class-A class shares comprehensively.
Market price analysis: As the shares of common stock of the Company listed on the Tokyo Stock Exchange and the Sapporo Securities Exchange and the stock prices thereof are available, the market price analysis was employed as one of the market price-approach evaluation methods. In consideration of the trading conditions of the shares of common stock of the Company, the respective average closing prices and average transaction prices of the shares for the periods of one month from December 27, 2008 through January 26, 2009, three months from October 27, 2008 through January 26, 2009 and six months from July 27, 2008 through January 26, 2009 were used.
Comparable companies analysis: As the shares of Nippon Milk Community are not listed on any stock exchange and no stock price thereof is available, the comparable companies analysis was employed as one of the market price-approach evaluation methods in lieu of the market price analysis.
DCF analysis: To make multidimensional evaluations based on the financial forecasts of both companies, the DCF analysis was employed as one of the income-approach evaluation methods.
The results of the calculations under those methods are as listed below (the ranges of the Share Transfer Ratios are those calculated for the shares of common stock and Class-A class shares of Nippon Milk Community per 0.2 shares of common stock of the Company):

			Share Transfer	Share Transfer
		Nippon Milk	Ratio for shares of	Ratio for Class-A
	The Company	Community	common stock	class shares
Market price approach	Market price analysis	Comparable companies analysis	0.45 — 0.56	0.91 — 1.12
Income approach	DCF analysis	DCF analysis	0.43 — 0.59	0.86 — 1.18
For the purpose of the calculation of the Share Transfer Ratio, PwC Advisory primarily relied upon information furnished by the Company and Nippon Milk Community and information that was publicly available in their original form. In using such information and materials, PwC Advisory assumed the accuracy and completeness of all such information and materials and did not independently verify such accuracy and completeness. PwC Advisory did not independently value, appraise or assess the assets and liabilities (including any contingent liabilities) of both companies and their affiliated companies, and did not analyze or assess any individual asset or liability thereof, either.

In addition, PwC Advisory assumed that the information used to develop the financial forecasts of both companies was reasonably prepared based on the best estimates of and judgments by the management of both companies. The calculation of the Share Transfer Ratio by PwC Advisory reflects information which was current as of January 26, 2009.

(ii)	Background of the calculations:

As described above, the Company and Nippon Milk Community requested Daiwa Securities SMBC and PwC Advisory, respectively, to conduct a calculation of the Share Transfer Ratio and with reference to the results of such third party appraisers’ calculations, comprehensively considered such factors as the financial and asset conditions of each company and their future forecasts. As a result of numerous and thorough discussions with respect to the Share Transfer Ratio between the two companies, on January 27, 2009, the Company and Nippon Milk Community reached the conclusion and agreed that the Share Transfer Ratio set forth above was appropriate .

(iii)	Relationship with the appraisers:

Neither Daiwa Securities SMBC nor PwC Advisory, the appraisers, is a related party of either the Company or Nippon Milk Community.
(5) Trade name, location of the head office, names of the representatives, capital, net assets, total assets and contents of business of the company to be incorporated as a 100% parent company upon the share transfer:

(i)	Trade name:	MEGMILK SNOW BRAND Co., Ltd.

(ii)	Location of the head office:	1-1, Naebo-cho 6-chome, Higashi-ku, Sapporo City, Hokkaido

(iii)	Names of the representatives:	Minoru Obara, Chairman and Representative Director Tadaaki Kohnose, President and Representative Director

(iv)	Capital:	¥20,000,000,000

(v)	Net assets :	Undecided

(vi)	Total assets:	Undecided

(vii)	Contents of business:	Business management of group companies which engage in the business of manufacturing, sale, etc. of milk, dairy products and foods, and businesses pertaining or relating thereto
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